Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Second Quarter 2014 Financial Results

Initial penveu Sales Opportunities are Significant and Growing

CARROLLTON, Texas – August 7, 2014 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its second quarter ended June 30, 2014.

Revenues for the second quarter of 2014 were $3.3 million, a decrease of 15% when compared to revenues from the second quarter of 2013 of $3.8 million. Revenues in the quarter were primarily derived from communications networking product revenues, which decreased 35% to $1.8 million in the second quarter of 2014 compared to $2.8 million for the second quarter of 2013. However, services revenues increased approximately 39% to $1.4 million in the second quarter of 2014 compared to $1 million in the second quarter of 2013 and represented 43% of second quarter 2014 revenues. Gross margin was 28% for the second quarter of 2014 compared to 37% for the second quarter of 2013. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin products, an increase in revenue from services which typically produces lower margins than our product revenue, and decreased utilization of our manufacturing facility, partially offset by a decrease of $64,000 in excess and obsolete inventory charges. The Company reported a net loss of $1.1 million, or ($0.16) per share in the second quarter of 2014 compared to a net loss of $895,000, or ($0.13) per share in the second quarter of 2013.

“Our financial results for the second quarter of 2014 reflect a general slowdown in orders from our communications networking customers,” said Gregory B. Kalush, CEO and President of Interphase.  “However, we are expecting orders, the majority of which we have already received, from these customers to increase by more than 40% in the third quarter of 2014.  Additionally, we are pleased by the third consecutive quarter of year-over-year revenue growth in our engineering design and manufacturing services business. I am also very excited to report that we began shipping penveu® at the end of May, and since then engaged directly with the highest levels at multiple school districts, regional service centers, colleges and universities in Texas and Florida, where we demonstrated penveu’s capabilities. Those demonstrations were very well received and we are now in various stages of evaluation and consideration; the potential from those engagements alone represents more than 49,000 units. With 31 million classrooms globally, of which 4.5 million are in the United States, we believe we are merely scratching the surface of the available opportunities for penveu."

To complement its direct sales force, the Company also sells penveu through major resellers in the education and Information Technology fields who cover the entire United States. penveu is also offered for sale through Amazon and on the Company's website.

For the first six months of 2014, revenues decreased to $6.7 million, compared to $7.1 million for the first six months of 2013. Gross margin decreased to 30% for the six months ended June 30, 2014, compared to 38% for the same period in 2013. The Company reported a net loss of $2.1 million, or ($0.31) per share for the first six months of 2014 compared to a net loss for the first six months of 2013 of $2.3 million, or ($0.33) per share. On June 30, 2014, the Company’s working capital position was $7.8 million, including cash and marketable securities of $4.5 million. The Company is actively pursuing several scenarios whereby it will seek to raise additional funds that would be used in large part to expedite and expand marketing and product launch activities associated with the introduction of penveu and to continue to support the growth of the Company’s services business.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$3,262	$3,818	$6,695	$7,098
Gross margin	919	1,395	1,993	2,665
Research and development	649	857	1,255	1,687
Sales and marketing	713	732	1,338	1,408
General and administrative	671	691	1,521	1,579
Restructuring benefit	-	-	-	(67)
Total operating expenses	2,033	2,280	4,114	4,607
Loss from operations	(1,114)	(885)	(2,121)	(1,942)
Loss before income tax	(1,113)	(887)	(2,121)	(2,285)
Net loss	(1,128)	(895)	(2,144)	(2,305)
Net loss per diluted share	$(0.16)	$(0.13)	$(0.31)	$(0.33)
Weighted average common and dilutive shares	7,011	7,000	7,011	7,003

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	June 30, 2014	Dec. 31, 2013
Cash and marketable securities	$4,481	$6,599
Accounts receivable, net	2,992	2,679
Inventories	3,519	3,332
Net property, plant and equipment	1,725	317
Total assets	14,160	14,409
Total liabilities	9,034	7,387
Total shareholders' equity	$5,126	$7,022

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